Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Putnam California Tax Exempt Income Fund

We consent to the use of our report dated November 8, 2019, with respect to the financial statements of Putnam California Tax Exempt Income Fund, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

January 25, 2021